Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-8 No. 033-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan,
(2) Registration Statements (Form S-8 No. 333-123099, Form S-8 No. 333-172315 and Form S-8 No. 333-209481) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, and
(3) Registration Statement (Form S-3 No. 333-220760) of Sanderson Farms, Inc.

of our reports dated December 19, 2019, with respect to the consolidated financial statements and schedule of Sanderson Farms, Inc. and the effectiveness of internal control over financial reporting of Sanderson Farms, Inc. included in this Annual Report (Form 10-K) of Sanderson Farms, Inc. for the year ended October 31, 2019.

/s/ Ernst & Young LLP

New Orleans, Louisiana
December 19, 2019